Exhibit 12


                            FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:



                                       Twelve-Months         Year Ended
                                      Ended March 31,       December 31,
                                       1997     1996       1996     1995
                                      ------   ------     ------   ------

     Net Income                       $234.7   $228.9     $238.4   $227.0

     Add:
      Operating Income Taxes           132.8    130.8      135.8    129.5
      Other Income Taxes                (0.4)     0.2       (0.1)     0.1
                                      ------   ------     ------   ------
     Income Before Taxes               367.1    359.9      374.1    356.6

     Total Interest Charges             98.3    102.9       98.4    104.5
                                      ------   ------     ------   ------
     Total Earnings (A)               $465.4   $462.8     $472.5   $461.1
                                      ------   ------     ------   ------
     Fixed Charges (B)                $ 98.3   $102.9     $ 98.4   $104.5
                                      ------   ------     ------   ------
      Ratio of Earnings to
       Fixed Charges (A/B)              4.73     4.50       4.80     4.41
                                       =====    =====      =====    =====